Exhibit 99

National Fuel Gas Company	Financial News
6363 Main Street Williamsville, N.Y. 14221 Timothy J. Silverstein Investor Relations 716-857-6987 David P. Bauer, Treasurer 716-857-7318

National Fuel Elects New Director For Corporate Board

(June 8, 2012) WILLIAMSVILLE, N.Y. – Members of the National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG) Board of Directors elected David C. Carroll as a new director. His term began June 7.

David C. Carroll is President and Chief Executive Officer of the Gas Technology Institute (GTI), a tax-exempt, leading research, development and training organization that has been addressing key energy and environmental challenges by developing natural gas technology-based solutions for consumers, industry and government for more than 70 years.

“David is highly respected and a nationally known leader with multi-faceted knowledge of the natural gas industry, as well as technical expertise on transmission and distribution pipeline integrity, unconventional gas production, and end-use technologies,” said David F. Smith, National Fuel’s Chairman and Chief Executive Officer. “We are excited to add another strong director to our board, as David’s breadth of industry experience will assist us in continuing to build value for our shareholders.”

“National Fuel has benefited from a long history of having industry leaders as invaluable resources on our Board of Directors,” said Smith. “I believe we have one of the best boards in the industry, and the addition of David will only make it stronger.”

Carroll oversees GTI’s operations and directs its programs for developing technologies, products and services that create exceptional value for customers in the natural gas and related industries. He joined GTI in 2001 as Vice President of Business Development and assumed his current position in 2006. Prior to his GTI tenure, Carroll held various technical and management positions with Praxair, Inc., Liquid Carbonic Industries (a subsidiary of Chicago Bridge & Iron) and Air Products and Chemicals, Inc. An active participant in various industry initiatives, he is chairman of the steering committee for the 17th International Conference and Exhibition on Liquefied Natural Gas in Houston (2013) and will become President of the International Gas Union as the U.S. prepares to host the 2018 World Gas Conference in Washington, D.C. As well, he serves as a member of the Society of Gas Lighting, serves on the board of the Versa Power Systems and is a member of the Executives’ Club of Chicago. Carroll earned a bachelor’s degree in chemical engineering from the University of Pittsburgh, a master’s degree in business administration from Lehigh University and has completed the Stanford Executive Program at Stanford University’s Graduate School of Business.

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National Fuel is an integrated energy company with $5.8 billion in assets comprised of the following four operating segments: Exploration and Production, Pipeline and Storage, Utility, and Energy Marketing. Additional information about National Fuel is available at www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Analyst Contact:	Timothy J. Silverstein	716-857-6987
Media Contact:	Donna L. DeCarolis	716-857-7872